UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2006

NAVISTAR INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On August 29, 2006, the Board of Directors of Navistar International Corporation (the “company”) promoted William A. Caton to the position of Executive Vice President and Chief Financial Officer of the company, effective as of September 1, 2006, to replace Robert C. Lannert, who will now focus on future strategic initiatives. Mr. Caton, 55, previously served as Executive Vice President and Vice President, Finance of the company, and the company’s principal operating subsidiary, International Truck and Engine Corporation, since October 2005. Prior to this Mr. Caton was employed by various subsidiaries of Dover Corporation from 1989 to 2005, most recently serving as Vice President and Chief Financial Officer of Dover Diversified, Inc., a diversified manufacturing company with over 7,000 employees, from 2002 to 2005; Chief Financial Officer of Waukesha Bearings, a leading supplier of fluid film and active magnetic bearings for turbomachinery, from 2001 to 2002; and Executive Vice President of DovaTech, Ltd., a manufacturer of welding equipment from 2000 to 2001, where he was responsible for sales and marketing, customer service, accounting and finance and information systems.

In connection with Mr. Caton’s appointment as Executive Vice President and Chief Financial Officer of the company, the Board of Directors of the company, upon recommendation of the Compensation Committee, (i) increased his annual base salary by $95,000 to $625,000, (ii) authorized the award of a discretionary cash bonus to Mr. Caton in an amount not to exceed $200,000 to be paid at such time as the company’s 2006 annual incentive awards are paid (provided that Mr. Caton is still employed by the company at that time) and (iii) provided him certain other benefits commensurate with his Chief Financial Officer position.

In addition, on August 29, 2006, the Board of Directors of the company appointed Dennis D. Williams as a member of the company’s Finance Committee. Mr. Williams was previously elected as a member of the company’s Board of Directors on June 23, 2006. For further information on Mr. Williams’ appointment as a member of the Board of Directors of the company, please see the company’s Current Report on Form 8-K dated and filed with the SEC on June 29, 2006, which by reference thereto is incorporated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
            Registrant

Date: September 5, 2006	/s/ William A. Caton

William A. Caton Chief Financial Officer